Exhibit 4.21

(Summary Translation)

Comprehensive credit agreement with Everbright Bank
Date of the Agreement	March 20, 2013
Borrower (Party A)	Xinjiang Daqo New Energy Co., Ltd.
Lender (Party B)	China Everbright Bank Chongqing Wanzhou Branch
Maximum credit line and sublimits	RMB100 million consisting:- ordinary loan of RMB70 million; and bank acceptance of RMB30 million.
Term of maximum credit	From March 20, 2013 to March 20, 2014
Use of maximum and sublimits	Party A may apply for usage of the credit line in one or multiple times; It is a revolving credit facility unless otherwise prohibited by Party B.
Interest rate and fees	Will be provided in separate agreements entered into by Party A and Party B.
Adjustment of maximum and specific credit lines

Party B is entitled to adjust the maximum credit line, sublimits and the term of credit, and is entitled to cease to grant the comprehensive credit and unilaterally cease to grant the unused credit to Party A or withdraw part or all of the used credit and take other steps, if the following of Party A occurs:

1. Major change in the structure including material merger, acquisition, reorganization, dissolution which Party B deems may affect the repayment of loan;

2. Change the application of loans without prior consent by Party B

Guarantee	Guarantee shall be provided by Daqo Group Co., Ltd.
Party A's covenants

Party A shall:

1. Provide true and accurate financial reports, saving balance and other relevant operational materials to Party B;

2. If Party A is a group client pursuant to the “Commercial Bank Group Client Risk Management Guideline”, provide Party B relevant information of any connected transactions involving over 10% of its net assets;

3. Notify Party B in advance for provision of guarantee to any third party, and such guarantee shall not affect its ability of timely repayment.

4. Notify Party B of any material change of its financial status or legal proceedings which may affect its ability of timely repayment.

5. Notify Party B of any asset reorganization or any form of change in the ownership, or any dissolution, bankruptcy two months in advance and repay all the outstanding debts.